Exhibit 10.1

HC Innovations, Inc.
November 26, 2008
Binding Term Sheet
Senior Secured Notes

Amount:
     Extension of maturity of US$8M existing senior secured notes (the “Notes”) to include accrued interest and unpaid fees (if any), plus funding of approximately $250,000 to repay existing bank indebtedness (as set forth in “Basic Terms and Conditions (i)” below).

Issuer:	HC Innovations, Inc. (“HCNV”)

Guarantors:	All subsidiaries of HCNV.

Holders:	Senior secured lenders (“Holders”).

Initial Closing:	On or before December 19, 2008. Consummation of the transactions contemplated by this Term Sheet will be subject to negotiation, execution and delivery of mutually acceptable definitive documentation.

Ranking:
     First ranking security interest over all the assets of HCNV and each of its subsidiaries. Security shall remain in place until all Notes are converted or are repaid in full. The Holders have requested that HCNV's unsecured indebtedness (other than ordinary course trade payables) be made junior and subordinate in right of payment to the Notes. Representatives of HCNV and the Holders will meet with representatives of the unsecured indebtedness to attempt to negotiate subordination or other arrangements satisfactory to all parties.[a] The definitive documents will contain a representation from HCNV as to accuracy and completeness of the schedule of secured and unsecured indebtedness previously supplied to the Holders.

Extension:
      In order to accommodate the transaction which is contemplated in that certain letter of interest that was submitted to HCNV on November 11, 2008 and provided to the Holders, or such third party who makes an offer which would provide for the mandatory repayment in full of the Holders and which the Board of Directors has a fiduciary duty to consider (collectively referred to herein as a “Transaction Company”) on the terms set forth either in the November 11, 2008 letter of interest, or in such other offer received by HCNV (the “Transaction”), the maturity of the Notes shall be extended (the “Extension Period”) to May 31, 2009 (“Maturity”). No late fees or penalties, other than those contemplated herein, will be assessed on HCNV during the Extension Period.

Interest:
     1% percent per month (or part thereof) compound interest applied effective as of the first day of each calendar month on the Notes. Interest shall be payable in cash at Maturity, however, in the event the Transaction is not consummated for any reason, at the election of the Holders interest shall be convertible into stock and warrants of HCNV as set forth in the Section titled “Conversion”.

a Treatment of Bigl's letter agreement subject to discussion when it has been located.

Expenses:
     HCNV to pay all of Holders' reasonable legal and professional costs incurred in connection with the transactions contemplated hereby, which, if the Initial Closing occurs on or before December 19, 2008, will not exceed an aggregate of $75,000, plus all of Holders' reasonable travel and subsistence costs. All such costs shall be paid on the earlier to occur of the Initial Closing and December 19, 2008. Any legal and professional costs incurred after December 19, 2008 shall not be subject to the foregoing limitations. It is contemplated that the Holders party to this Term Sheet will select one law firm to act on their behalf in the proposed transaction.

Maturity:
      The Notes shall mature on either (a) the earlier of (x) May 31, 2009, or (y) the closing of the Transaction; or (b) in the event the Transaction does not close by May 31, 2009, the Notes shall mature on May 30, 2010, subject to the terms set forth below.

Conversion:
     In the event the Transaction does not close by May 31, 2009, at any time thereafter the Holders may convert the Notes plus accrued interest into HCNV common stock at $0.20 per share. HCNV will covenant to reserve and keep available authorized and unissued common stock for purposes of conversion of the Notes.

Warrants
      HCNV shall issue warrants for the Holders to purchase HCNV common stock at 100% of the note value, plus interest, exercisable at a price of $0.30 per share, exercisable in the event the Transaction does not close by May 31, 2009. These warrants will include a provision stipulating that exercise of the warrants will be subject to HCNV shareholder approval, to the extent required, to increase the authorized shares available for issuance upon exercise of the warrants. HCNV covenants to ensure these warrants are properly issued, and will use its best efforts to cause such shareholder approval to be obtained, and, thereafter, to reserve and keep available authorized and unissued common stock for purposes of exercise of warrants. Prior to obtaining the above-referenced shareholder approval, HCNV will not issue common stock, except pursuant to conversion of Notes, exercise of the above referenced warrants or pursuant to obligations to which HCNV is subject as of the date of this Term Sheet.

Warrant Tenure:	In the event warrants become exercisable, they shall be exercisable for a period of five years from May 31, 2009.

Anti Dilution:
     The Holders shall be protected for the period from the date of this term sheet through May 31, 2011 by a contractual obligation upon HCNV to reset the terms of the Note conversion and the warrant exercise price in the event of the issuance of equity at a price lower than the strike price of the warrants referred to above based on a “Volume Weighted Average.” Anti-dilution protection shall contain exceptions for employee stock option plans and other stock based compensation plans in amounts and upon terms to be agreed.

Required Holders:
     Most amendments and waivers will be subject to a two-thirds majority vote of outstanding principal amount of the Notes, with exceptions for certain fundamental changes such as extensions, changes in principal and interest, and the like, which will require unanimity.

Basic Terms and Conditions:

     Consummation of the transactions contemplated by this Term Sheet will be subject to negotiation, execution and delivery of mutually acceptable definitive documentation, which will include the following (non-exhaustive) items:

a)	Holders to be repaid in full in cash at closing of the Transaction.

b)	Existing legal agreements and structure to be fully reviewed by Holder’s nominated US attorney, and revised as appropriate.

c)

     Holders to have rights to nominate two directors to HCNV’s Board of Directors out of a maximum of 5 directors on the earlier of (i) May 31, 2009, or (ii) the termination of the offer letter from the Transaction Company. Additionally, during the Extension Period, no director shall be replaced, provided, however, that HCNV shall be permitted to fill any vacancies in the three board seats that are not held by the Holders or their nominees.

d)	The Holders shall have the right to veto the appointment of the CFO of HCNV until such time as all Notes are either converted or repaid in full. However, the Holders accept the current CFO.

e)	During the Extension Period, HCNV’s Board or management shall not initiate any changes in the CEO, CFO, president and COO without the Required Holders' express approval.

f)

     During the Extension Period, HCNV shall not modify existing, or enter into new, management agreements or consulting agreements without the Required Holders' consent. Notwithstanding the foregoing, HCNV shall not be required to obtain such consent to enter into agreements which are in the ordinary course of HCNV’s business.

g)	HCNV shall provide confirmation that the prior Ansley contract for services has been terminated as of June 30th (executed August 1, 2008) and that there will be no further retainers and or expenses and or fees of any kind payable to any investment bankers except on a success fee basis only. The current Engagement Letter with Ansley will be amended (executed August 1, 2008) such that any future Placement Fee shall be based solely on new monies from sources outside of the Holders and their affiliated entities and or the existing investors. HCNV agrees that it will share all information with the Holders regarding the mandate to sell the business and / or raise new capital.

h)

     HCNV shall provide a representation to Holders as to its belief that the financing herein contemplated is adequate to meet the concerns previously expressed by HIP and other key customers of HCNV as to the adequacy of working capital available to HCNV to fully support HCNV’s current service offerings in support of these HMO’s.

i)

     The Holders will provide funding at the Initial Closing to pay off HCNV’s bank indebtedness (approximately $250,000). Immediately upon repayment of the bank indebtedness and filing of appropriate UCC-3 termination statements or other termination documents, the Holders shall have a first ranking security interest over all the assets of HCNV and each of its subsidiaries.

j)

     During the Extension Period, HCNV shall provide the Holders, in a timely manner, all material financial information (the “Information”), subject to HCNV’s legal obligations and the Holders’ representations that they understand that the Information is not public and that they cannot and will not trade on the Information.

k)

     During the Extension Period, HCNV shall report to the Holders non-financial matters including but not limited to major client problems, senior management problems, and contract cancellations, within four days of their occurrence.

l)	During the Extension Period, there shall be a weekly report to the Holders, either by e-mail or conference call, regarding the Transaction Company project.

m)	In the event that the Transaction is not completed, or if the Notes otherwise come due on May 31, 2009, HCNV shall thereafter pay the Holders a monthly fee of $10,000.

n)	The parties contemplate that all or most of the members of the so-called "Markman" group will agree to an extension of their notes, on terms substantially similar to those contemplated by this Term Sheet. If this does not occur, the parties will attempt to negotiate alternative, mutually satisfactory, arrangements with members of this group.

o)

     Such other terms and conditions as the parties may agree to for a transaction of this nature including, without limitation, representations and warranties, affirmative and negative covenants, and defaults substantially similar to those contained in the August 27, 2008 draft Securities Exchange and Purchase Agreement previously made available to HCNV.

Forbearance:

     The Holders, by executing this Term Sheet, hereby agree to forbear from exercising any rights and remedies that may exist under the Notes for the period from November 26, 2008 through December 19, 2008 (the “Forbearance Period”). HCNV acknowledges and agrees that this Term Sheet is not intended to, nor shall it, establish any course of dealing between HCNV and the Holders that is inconsistent with the express terms of the Notes and the documents related thereto. HCNV acknowledges and agrees that (a) this Term Sheet shall not operate as a waiver of any right, power or remedy of the Holders under the Notes or other documents related thereto, nor shall it constitute a continuing waiver at any time, (b) the Holders shall not have any obligation to extend the term of the Forbearance Period, (c) nothing herein shall be deemed to constitute a waiver of any Default or Event of Default under the Notes or any documents related thereto, and nothing herein shall in any way prejudice the rights and remedies of the Holders under the Notes, any documents related thereto or applicable law. In addition, the Holders shall have the right to waive any condition or conditions set forth in this Term Sheet, the Notes or any other documents related thereto, in their sole discretion, and any such waiver shall not prejudice, waive or reduce any other right or remedy that the Holders may have against HCNV.

     Except as expressly provided in the first sentence of the immediately preceding paragraph, all provisions of the Notes and the other documents related thereto shall remain in full force and effect and be unaffected hereby.

Termination:
     The obligations of the Holders hereunder shall terminate on December 19, 2008, and shall thereafter be of no further force and effect, and none of the parties hereto shall have any rights or remedies against any other party hereto arising out of or in connection with this Term Sheet.

                                    Agreed and Accepted:

HOLDERS:

HCNV
/s/ David Chess
Welwyn Management Company	By: David Chess, Chief Executive
/s/ Richard DeLater	Officer and President
By: Richard DeLater	Date: November 26, 2008
Date: November 26, 2008

Nicholas Barham /s/ Nicholas Barham
Date: November 26, 2008

The Kenneth D Lamé Living Trust /s/ Kenneth D Lamé
By: Kenneth D. Lamé
Date: November 26, 2008

Pacific Aerie Holding LLC /s/ Jon T. Lamé
By: Jon T. Lamé, Manager
Date: November 26, 2008

James J. Bigl Revocable Trust /s/ James J. Bigl
By: James J. Bigl
Date: November 26, 2008